UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2007

 CORUS BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number 0-06136

Minnesota	41-0823592
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3959 N. Lincoln Ave., Chicago, Illinois	60613
(Address of principal executive offices)	(Zip Code)

(773) 832-3088
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CORUS BANKSHARES, INC.

ITEM 5.02(e): Compensatory Arrangements of Certain Officers

On June 25, 2007, Corus Bank, N.A. (the “Bank”), a wholly-owned subsidiary of Corus Bankshares, Inc. (the “Company”) entered into a Compensation Agreement (the “Agreement”) with Michael G. Stein, a named executive officer of the Company.

The Agreement documents a modification of Mr. Stein’s compensation, and reflects his continued transition from being compensated under the “Corus Bank, N.A. Commission Program for Commercial Loan Officers” (the “Commission Program”) to a compensation structure better aligned with supervisory responsibilities.

Under the Agreement, Mr. Stein’s ability to earn commissions under the Commission Program is essentially being eliminated, retroactive to November 1, 2006. With the exception of commissions related to three outstanding loans (the potential commissions on which can not be reasonably estimated at this time), Mr. Stein will no longer earn any commissions under the Commission Program. The Agreement stipulates though that Mr. Stein will continue to share in any losses that may occur, as is provided for in the Commission Program, pertaining to loans originated October 31, 2005 and earlier.

In return, Mr. Stein’s annual base salary for 2007 is being increased from $275,000 to $400,000 (retroactive to the beginning of the year) and his 2007 bonus is being set at $400,000. The Agreement also provided for the award of 30,000 shares of restricted stock in 2007. For 2008 and all subsequent calendar years, Mr. Stein’s salary, bonuses and any equity awards (whether restricted stocks or stock options) shall be determined in accordance with Company’s normal compensation review practices and, moreover, nothing in the Agreement obligates the Company to pay Mr. Stein a salary, bonus, or to grant him equity awards, of any amount.

Finally, Mr. Stein’s commission holdbacks/deferrals outstanding as of December 31, 2006 are not impacted by the Agreement. Releases and/or losses of any commission holdbacks will be determined in accordance with the terms of the Commission Program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORUS BANKSHARES, INC. (Registrant)

June 29, 2007	By:	/s/ Tim H. Taylor
Tim H. Taylor Executive Vice President and Chief Financial Officer (Principal Financial Officer and duly authorized Officer of Registrant)